NEWS RELEASE	OLD NATIONAL BANCORP

FOR IMMEDIATE RELEASE June 23, 2016 Contacts:	NASDAQ: ONB oldnational.com
Media:
Kathy A. Schoettlin – (812) 465-7269 Executive Vice President – Communications Financial Community:
Lynell J. Walton – (812) 464-1366 Senior Vice President – Investor Relations

Old National Bancorp Announces Early Termination of its
FDIC Loss Share Agreements

Evansville, Ind. (June 23, 2016) – Old National Bancorp (NASDAQ:ONB) announced today that its wholly owned subsidiary, Old National Bank (“Old National” or “Bank”), has entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”) on June 22, 2016, that terminates Old National’s loss share agreements with the FDIC. These loss share agreements were entered into by the Bank in 2011 in connection with the Bank’s acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Integra Bank National Association.

Under the terms of the agreement, the FDIC made a final payment of $8.7 million to Old National as consideration for the early termination of the loss share agreements. After the elimination of the FDIC indemnification asset and payment of settlement charges, the Bank expects to realize a pre-tax gain of approximately $220,000.

“The early termination of our loss share agreements with the FDIC creates several benefits for Old National and our stakeholders, including reduced operating costs, retention of all loss recoveries and simplified financial reporting,” said Jim Ryan, Old National Bancorp’s Chief Financial Officer. “It is also a testament to the hard work and dedication of our Credit Department in the work-out and recovery of these troubled assets.”

As a result of entering into the early termination agreements, the remaining assets that were covered by the loss share arrangements will be reclassified as non-covered as of June 30, 2016. Old National had $95.4 million of covered loans and $6.5 million of covered real estate owned as of March 31, 2016. The termination of the FDIC loss share agreements has no impact on the yields of these assets.

All rights and obligations of the Bank and the FDIC under the FDIC loss share agreements, including the settlement of loss share and expense reimbursement claims, have been eliminated under the early termination.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $11.9 billion in assets at March 31, 2016, it ranks among the top 100 banking companies in the U.S.  Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky, Michigan and Wisconsin. In addition to providing extensive services in retail and commercial banking, investments and brokerage, Old National’s Wealth Management Division is a Top 100 Fiduciary. For more information and financial data, please visit Investor Relations at oldnational.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s (“Old National’s”) financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the recently completed mergers might not be realized within the expected timeframes and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National to execute its business plan (including integrating the recently completed merger with Anchor Bancorp Wisconsin Inc.); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; disruptive technologies in payment systems and other services traditionally provided by banks; computer hacking and other cybersecurity threats; other matters discussed in this press release and other factors identified in our Annual Report on Form 10-K and other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and Old National does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.